U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              --------------------

                                 Amendment No.1

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                              --------------------
                                e.DEAL.NET, INC.
                 (Name of Small Business Issuer in Its Charter)

            Nevada                           5521                    98-0195748
(State or Other Jurisdiction of  (Primary Standard Industrial     (I.R.S. Employer
Incorporation or Organization)       Classification Code)      Identification Number)

                          1628 West 1st Ave., Suite 214
                   Vancouver, British Columbia, Canada V6J 1G1
                                 (604) 659-5024

   (Address, Including Zip Code, and Telephone Number, including Area Code, of
                        Registrant's Executive Offices)

                           Herdev S. Rayat, President
                          1628 West 1st Ave., Suite 214
                   Vancouver, British Columbia, Canada V6J 1G1
                                 (604) 659-5024

 (Name, Address, Including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies of all communications, including communications to the agent for service of process, to:

                              Joseph Sierchio, Esq.
                             Sierchio & Company, LLP
                              150 East 58th Street
                            New York, New York 10155
                                 (212) 446-9500
                             -----------------------
                  APPROXIMATE DATE OF PROPOSED SALE TO PUBLIC:
   As soon as practicable after this registration statement becomes effective.
                             -----------------------

If this Form is filed to register additional securities for an offering pursuant to Rule 426(b) under the Securities Act of 1933, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act Registration Statement number of the earlier Registration Statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act Registration Statement number of the earlier Registration Statement for the same offering. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, as amended, check here: [X]

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities   Number of Units To Be    Proposed Maximum         Proposed Maximum            Amount of
To Be Registered                    Registered               Offering Price Per       Aggregate Offering Price    Registration
                                                             Share                                                Fee
---------------------------------   ---------------------    ------------------       ------------------------    --------------
Units consisting of  one  share            5,000,000                $0.10 (1)                  500,000                 $396
of common stock, and one
Warrant

Warrant (2)                                5,000,000                    -                  -                             -

Common Stock (3)                           5,000,000                    -                  -                             -

Common Stock (4)                           5,000,000                   .20                    1,000,000                  -

(1)      Calculated  in  accordance  with  Rule 457(o) under the Securities Act of 1933.
(2)      Warrants constituting a part of the Units.
(3)      Common Stock constituting  a part of the Units.
(4)      Common Stock issuable upon exercise of the Warrants.

 THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE
 A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT
    SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING
                    PURSUANT TO SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is neither an offer to sell these securities nor is it a solicitation of an offer to buy these securities, in any state where the offer or sale is not permitted.

                                   PROSPECTUS
                             Initial Public Offering
                                e.DEAL.NET, INC.
                                       of
         A minimum of 2,500,000 units and a maximum of 5,000,000 units.
              The units are offered at a price of $0.10 per unit.

     Each unit we are offering consists of one share of our common stock and one redeemable warrant entitling the holder to purchase an additional share of our common stock at a price of $.20 per share for a period of 36 months from the date of the issuance. The minimum number of units that you may purchase is 10,000, which would be an investment of $1,000.

     We are a development stage company in the process of implementing our business plan which is to provide a platform through which we can connect buyers and sellers of pre-owned automobiles through the Internet.Although the quotation of prices for trading of our common stock has been authorized on the over-the-counter "pink sheets" market, there is no active trading market for our common stock.

                              --------------------

           See "Risk Factors" beginning on page 7 for a discussion of material issues to consider before purchasing any of the units.

                              --------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               Price to the            Maximum            Proceeds to Us if      Proceeds to Us If
                                Public(1)           Commissions(1)          the Minimum is         the Maximum is
                                                                               Sold (2)                 Sold(2)
                          --------------------   --------------------   --------------------   --------------------
Per Unit                          $.10                  -0-                     $.10                     $.10
Total 5,000,000 Units           $500,000                -0-                   $250,000                $500,000

(1) We are offering the units directly through our officers and directors on an all or none basis with respect to the first 2,500,000 units and on a best efforts basis with respect to the remaining units. The offering will end 90 days from the date of this prospectus unless it is terminated by us on such earlier date as we may deem appropriate or if extended by us for an additional 30 days, in our sole discretion and without notice.

(2) Does not include (i) offering expenses of approximately $42,000 or (ii) the proceeds that we would receive if all of the warrants were exercised.

             The date of this prospectus is ________________, 2001.

                                TABLE OF CONTENTS

Prospectus Summary..........................................................  4
Risk Factors................................................................  7
Cautionary Note Regarding Forward-Looking Statements ....................... 13

Use of Proceeds............................................................. 14
Arbitrary Determination of Offering Price................................... 14
Dilution.................................................................... 15
Plan of Distribution ....................................................... 15
Management's Discussion and Analysis of Financial
  Condition and Results of Operations....................................... 16
Business ................................................................... 19
Legal Proceedings........................................................... 20
Management.................................................................. 21
Executive Compensation...................................................... 22
Principal Shareholders...................................................... 24
Market for OurCommon Stock.................................................. 24
Description of Securities................................................... 24
Limitation of Liability and indemnification matters ........................ 27
Legal Matters............................................................... 27
Experts..................................................................... 27
Where You Can Find Additional Information................................... 27
Financial Statements........................................................ 29

PROSPECTUS SUMMARY

     This summary contains certains a brief overview of material information about us and the offering. Because it is only a summary, it does not contain all of the information that you should consider before purchasing units. You should read the entire prospectus, including the section titled "Risk Factors" and our financial statements and related notes, before making an investment decision to purchase any of the units.


Our Company

     e.Deal.net, Inc. is a Nevada corporation incorporated on November 6, 1998. We are in the process of implementing our business plan of providing a platform for connecting buyers and sellers of pre-owned automobiles through the Internet. For the years ended March 31, 2000 and 1999 we incurred net losses of $16,185 and $7,470 respectively. For the six month period ended September 30, 2000 we incurred a net loss of $2,192.


     Although we have not yet generated any sales, we anticipate generating revenues through a variety of sources, including:

     o    initial listing fees;
     o    sales fees upon consummation of a sale;
     o    advertising fees;
     o    affiliation fees; and
     o    referral fees.

We maintain our office executive     1628 West 1st Ave., Suite 214
offices at:                          Vancouver, British Columbia, Canada V6J 1G1
                                     Tel.:    (604) 659-5024

We also maintain offices at:         7332 E. Butherus Dr.,Suite 101
                                     Scottsdale, Arizona 85260
                                     Tel.:    (480) 998-0404
The Offering

We are offering up to 5,000,000 units each consisting of one share of common stock and one redeemable warrant at a price of $.10 per share. The offering price was arbitrarily determined by us. The minimum number of units you must purchase is 10,000 which represents a $1,000 purchase price. The warrants, which are redeemable by us, entitle the holder to purchase an additional share of common stock at $.20 per share for a period of 36 months from the date the warrant is issued.

We must sell at least 2,500,000 units in order for us to close the offering and use the proceeds.

     Pending the sale by us of 2,500,000 units, all proceeds will be held in a non-interest bearing account and will be returned to the subscribers in the event we do not sell the minimum number of units. We will offer the units for a period of 90 days, subject to our right, exercisable in our sole discretion and without notice to you, to extend the offering period for an additional 30 days. Accordingly, your funds may be held in escrow for as long as 120 days before they are returned to you. We would expect to extend the offering if the minimum number of units have not been sold by [a date which is 90 days from the date of the prospectus].

We currently have 5,340,000 shares issued and outstanding. If we sell the maximum number of units and if all of the warrants are exercised, we will have a total of 15,340,000 shares issued and outstanding.

Limited State Registration

     We have registered or qualified the units for sale only in Arizona, California, Colorado, Florida, New York, Nevada and Oregon. We may also offer the units to overseas investors. If you purchase units, you will generally be limited to reselling the constituent securities only in those jurisdictions, together with other jurisdictions in which we may qualify our common stock for secondary trading.

No Trading Market for Our Common Stock

     Although prices for our common stock are authorized to be published on the over the counter market in what is customarily known as the "pink sheets," there is no current active trading market for our common stock and there can be no assurance that an active trading market will develop for our common stock on the over the counter market; or, if such trading market does develop, that it will be sustained. Even if we sold the maximum number of units, we still would not satisfy the listing criteria for a listing on the NASDAQ Stock Market, Inc. or any national exchange. We have no arrangements or understandings with respect to a possible listing of our securities on any such securities market. The absence of such a trading market may limit the marketability and liquidity of our shares.

Use of Proceeds

     We intend to use the proceeds from the offering to substantially expand our web site, implement our marketing strategies and for general working capital purposes.

                                  RISK FACTORS

     You should consider carefully the following risks before you decide to buy our common stock. Our business, financial condition or results of operations could be materially and adversely affected by any one or more of the following risks.

     OUR LIMITED OPERATING HISTORY MAKES IT DIFFICULT FOR YOU TO ASSESS OUR PROSPECTS AND FOR US TO PROJECT WITH ANY CERTAINITY OUR FUTURE SUCCESS.

     We were organized on November 6, 1998. Since then, we have limited our activities to organizational and financing matters and to the development of our Website at www.edeal.net and marketing strategy. Because of this limited operating history, our prospects must be considered in light of the risks, expenses and problems frequently encountered by companies that are in the early stages of development and that operate in new and rapidly changing markets such as online commerce which are discussed in greater detail in this section and include:

     o    lack of operating revenues;
     o    limited financial resources;
     o    unproven business models;
     o    competition from larger and better financed companies; and
     o    limited or no trading market for its securities

     To address these risks we must, among other things, continue to develop and expand our Web site in order to establish a base of consumers and develop relationships with commercial vendors and maintain and upgrade our technology. If we cannot execute our business strategy or successfully address each of these risks, given our limited resources, it is unlikely that we will attain profitability . We have on hand sufficient cash resources to satisfy our operating obligations through April 30, 2001. If we do not receive additional funds, either through equity offerings or borrowings, we will not be able to continue to implement our business model.

     Ultimately, if we are unable to implement our business plan or to generate significant levels of revenues to permit us to attain profitability as a result of the risk factors we discuss in this prospectus or for any unforeseen reason, the value of our shares will be materially and adversely affected. This would in all likelihood result in the loss of your investment.

     OUR FUTURE SUCCESS IS BASED ON AN EVOLVING AND UNPROVEN BUSINESS MODEL WHICH MAY NOT FIND MARKET ACCEPTANCE.

     We have not generated any operating revenues. The manner in which we intend to conduct our business and charge for our services is new and unproven. Due to the cost and delay inherent in obtaining a market or feasibility study we have not commissioned any such study with regard our proposed business model. Our business model depends upon our ability to generate revenue streams from multiple sources through our Web site, including: subscription and advertising fees from consumers; revenue from facilitating automotive e-commerce transactions (such as financing, insurance, warranties and aftermarket products); fees from the online used vehicle sales services; fees from national advertising programs, promotions and services; and fees for enhanced private seller listings.

     In order for us to be successful, large numbers of consumers must visit our Web site on a regular basis to attract consumers, vendors and advertisers to list vehicles and to advertise and offer products and services through our Web site. Therefore, we must not only develop services that directly generate revenue, but also provide information that attracts consumers to our Web site frequently. We will need to develop new offerings in each of these areas as consumer preferences change and new competitors emerge. We cannot assure you that we will be able to provide consumers with an acceptable blend of services and information. We provide information to consumers without charge, and we may not be able to generate sufficient revenue to pay for these services. Accordingly, at this time we cannot be sure that our business model will be successful or that we can generate any operating revenue or become profitable.

     OUR STRATEGY TO GROW THE e.DEAL.NET BRAND WILL REQUIRE SIGNIFICANT EXPENDITURES, AND OUR BUSINESS MAY NOT GENERATE SUFFICIENT REVENUES TO COVER THESE EXPENDITURES.

     Our business will depend heavily on the recognition and value of the e.Deal.net brand. In particular, we believe that obtaining recognition as a marketplace destination for used vehicles is critical to attracting consumers, dealers, private sellers, commercial vendors and advertisers to our Web site. In order to develop the e.Deal.net brand, we expect that operating expenses, particularly sales and marketing expenditures, will require a large portion of our resources, including a significant portion of the proceeds from the offering over the next 12 months. This high level of expenditures will have a negative impact on our results of operations. Iif we are unable to generate revenues as a result of these investments in our business, we may never achieve or sustain profitability and may not have the ability to or the resources to continue marketing our services..

     WE HAVE A HISTORY OF LOSSES AND EXPECT TO CONTINUE TO INCUR NET LOSSES FOR THE FORESEEABLE FUTURE.

     We have experienced operating losses in each quarterly and annual period since inception. We incurred net losses of $2,193 and $ 2,685 for the six months ended, respectively, September 30, 1999 and 2000; and $7,470 and $16,185 respectively for the years ended March 31, 1999 and 2000. As of September 30, 2000 (unaudited), we had an accumulated deficit of $25,847. We have not yet generated operating revenues and expect to maintain high levels of expenditures for sales and marketing and general and administrative expenses, and consequently our losses may increase in the future.

     We will need to continue to generate significant increases in our revenues to achieve and maintain profitability. Continuing losses may neatively impact our share prices, marketing efforts as well as preclude any possibility of dividends being paid to you.

     WE ARE IN AN INTENSELY COMPETITIVE MARKET IN WHICH SEVERAL OF THE PARTICIPANATS ARE SUBSTANTIALLY LARGER AND BETTER FINANCED THAN WE ARE. IN THE FACE OF SUCH COMPETITION WE MAY NOT BE ABLE TO SUCCESSFULLY IMPLEENT OUR BUSINESS MODEL AND EVEN IF WE DO SO SUCH COMPETION COULD REDUCE OUR MARKET SHARE AND HARM OUR FINANCIAL PERFORMANCE.

     The market for providers of used vehicle information and automotive products and services, including classified advertising, is intensely competitive, and we expect competition to increase significantly, particularly on the Internet. Barriers to entry on the Internet are relatively low, and we may face competitive pressures from numerous companies. There are a number of Web sites that offer vehicle listings, including vehicle manufacturers' own Web sites and Web sites containing electronic classified advertisements, and automotive products and services. In addition, there are numerous Web sites that offer vehicle information and other content, as well as community offerings, directly to the vehicle-purchasing consumer generally or to targeted audiences such as vintage car enthusiasts. We also face competition from traditional media companies such as newspapers, niche classified publishers and television and radio companies, many of which currently operate Web sites. In addition to direct competitors, we also compete indirectly with vehicle brokerage firms, discount warehouse clubs and automobile clubs. Several Web sites provide auction services, and some have also recently announced their intention to auction vehicles on the Internet. We expect additional competitors to enter our market in the future. The automotive e-commerce market is new and rapidly evolving, and we expect competition among e-commerce companies to increase significantly. We cannot assure you that Web sites maintained by our existing and potential competitors will not be perceived by consumers, dealers, other potential automotive vendors or advertisers as being superior to ours. We also cannot assure you that we will be able to maintain or increase the levels of visitors logging onto our Web site and the number of leads these visitors generate for sellers of used vehicles and automotive products and services or that competitors will not experience greater growth in these areas than we do.

     The existence of these competitors, many of which are larger and better financed, may make it impossible for us to establish ourselves as a viable business in the first place; and, even if we do establish ourselves our ultimate market share may be less than is needed for us to attain profitability. This is turn may have a significant adverse impact on the value of our shares.

     OUR INTENDED OPERATING VENU, THE ONLINE MARKET FOR USED VEHICLE INFORMATION AND AUTOMOTIVE PRODUCTS AND SERVICES, MAY FAIL TO GROW OR ULTIMATELY ATTAIN BROAD CONSUMER ACCEPTANCE, WHICH, GIVEN OUR EARLY STAGE OF DEVELOPMENT, COULD LIMIT OUR ABILITY TO ESTABLISH OUR BUSINESS OR LIMIT OUR ABILITY TO GENERATE SUFFICIENT REVENUES FROM OPERATIONS FROM WHICH TO PAY OUR EXPENSES.

     The online market for used vehicle information and automotive products and services is new and rapidly developing. As is typical for any new, rapidly evolving market, demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty and risk. It is also difficult to predict the market's future growth rate, if any. If the online market for used vehicle information and automotive products and services fails to develop or develops more slowly than expected or our services do not achieve or sustain market acceptance, we may not be able to generate or increase our revenues, and, therefore, our results of operations and financial condition could be materially and adversely affected. Since we are in our early stages of development, these factors may actually preclude us from successfully implementing our business model or from generating sufficient revenues in order to achieve profitability

     SINCE OUR BUSINESS IS DEPENDENT ON THE ECONOMIC STRENGTH OF THE AUTOMOTIVE INDUSTRY, GIVEN OUR LIMITED FIANCIAL REOURCES, IF WE DO NOT TIME OUR ENTRY INTO THE MARKET CORRECTLY, WE MAY FIND IT DIFFICULT TO IMPLEMENT OUR BUSINESS STRATEGY.

     We believe that the strength of the automotive industry significantly impacts both the revenues we derive from our site users and members, other automotive vendors and advertisers and the consumer traffic to our Web site. The automotive industry is cyclical, with the number of sales of vehicles changing due to national and global economic forces. Auto sales may depend upon a number of factors relating to discretionary consumer spending, including economic conditions (and perceptions of such conditions by consumers) affecting disposable consumer income (such as employment, wages and salaries, business conditions, interest rates, availability of credit and taxation) for the economy as a whole and in regional and local markets

     If we do not time our entry into the market correctly we may not be able to implement our business due to our limited resources. Moreover, once we have entered the market, any decrease in thelevel of vehicle sales could have a material adverse effect on our ability to attain revenues and ultimately profitability.


     WE MAY BECOME SUBJECT TO GENERAL VEHICLE-RELATED LAWS

OR VEHICLE BROKERAGE AND LAWS COMPLIANCE WITH WHICH MAY REQUIRE THE USE OF MORE OR OUR CAPITAL WHICH OTHERWISE COULD BE USED IN THE EXPANSION OF OUR BUSINESS.

     There are numerous state laws regarding the sale of vehicles. In addition, government authorities may take the position that state or federal insurance licensing laws, vehicle financing laws, motor vehicle dealer laws or related consumer protection or product liability laws apply to aspects of our business. If federal or individual states' regulatory requirements change or additional requirements are imposed on us, we may be required to modify aspects of our business in those states in a manner that might undermine the attractiveness of our Web site's products and services to consumers, dealers, automotive vendors or advertisers or require us to terminate operations in that state, either of which could harm our business. As we introduce new services and if we expand our operations to other countries, we could become subject to additional licensing and regulatory requirements. Substantially all states have laws that broadly define brokerage activities, and government authorities may take the position that under these laws we are acting as a broker. If this occurs, we may be required to comply with burdensome licensing requirements or terminate our operations in those states. In either case, our business, results of operations and financial condition could be materially and adversely affected.

     WE BLIEVE THAT IN ORDER FOR US TO EFFECTIVELY ESTABLISH OUR BRAND NAME AND EXPAND OUR BUSINESS WE WILL NEED TO PROVIDE A HIGH-QUALITY USER EXPERIENCE AND DEVELOP OUR CONTENT AND SERVICE OFFERINGS.

     Promotion and enhancement of the e.Deal.net brand will depend largely on our success in consistently providing a high-quality consumer experience for buyers and sellers of vehicles and automotive products and services, as well as relevant and useful information. In this regard we may need to develop and introduce new features, functions and services designed to enhance brand name recognition and loyalty.

     If consumers, dealers, automotive vendors and advertisers do not perceive our service offerings to be of high quality, or if we introduce new services or enter into new business ventures that are not favorably received by such groups, the value of our brand could be impaired or diluted. Such brand impairment or dilution could decrease the attractiveness of e.Deal.net to one or more of these groups, which could materially and adversely affect our ability to attract advertising revenues. Diminished revenues will not only affect our profitability but the value of our shares as well.

     OTHERS COULD CLAIM THAT WE INFRINGE ON THEIR

INTELLECTUAL PROPERTY RIGHTS, WHICH MAY RESULT IN SUBSTANTIAL COSTS, DIVERSION OF RESOURCES AND MANAGEMENT ATTENTION AND HARM TO OUR REPUTATION.

     We are entering a market in which several companies are providing similar services. We cannot be certain that our services do not infringe on patents or other intellectual property rights of others that may relate to our services. We may be subject to legal proceedings and claims from time to time in the ordinary course of our business, including claims of alleged infringement of the trademarks and other intellectual property rights of third parties. Any claims against us relating to the infringement of third-party proprietary rights, even if not meritorious, could result in substantial costs, diversion of resources and management attention and in injunctions preventing us from distributing these services. A successful infringement claim against us could materially and adversely affect us in the following ways:

     o we may be liable for damages and litigation costs, including attorneys' fees;

     o    we may be enjoined from further use of the intellectual property;

     o we may have to license the intellectual property, incurring licensing fees;

     o we may have to develop a non-infringing alternative, which could be costly and delay projects; and

     o we may have to indemnify users of our Web site with respect to losses incurred s a result of our infringement of the intellectual property.


     RISKS RELATING TO THE INTERNET GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES ASSOCIATED WITH THE INTERNET COULD ADVERSELY AFFECT OUR BUSINESS.

     A number of legislative and regulatory proposals under consideration by federal, state, local and foreign governmental organizations may lead to laws or regulations concerning various aspects of the Internet, including, but not limited to, online content, user privacy, taxation, access charges, liability for third-party activities and jurisdiction. Additionally, it is uncertain as to how existing laws will be applied to the Internet. The adoption of new laws or the application of existing laws may decrease the growth in the use of the Internet, which could in turn decrease the demand for our services and increase our cost of doing business. The tax treatment of the Internet and e-commerce is currently unsettled. A number of proposals have been made at the federal, state and local levels and by foreign governments that could impose taxes on the sale of goods and services and other Internet activities. The Internet Tax Freedom Act, signed into law in October 1998, placed a three-year moratorium on new state and local taxes on Internet commerce. We cannot assure you that future laws imposing taxes or other regulations on commerce over the Internet would not substantially impair the growth of e-commerce and the growth of our business.

     THE SUCCESS OF OUR BUSINESS PLAN DEPENDS ON INCREASED USE OF THE INTERNET AS A MEANS OF COMMERCE.

     Our business is based entirely upon the use of the internet as a means of effecting commerce. The ultimate success of our business plan depends on increased and sustained acceptance and use of the Internet as a medium of commerce. Consumers and businesses will not likely widely accept and adopt the Internet for conducting business and exchanging information unless the Internet provides these consumers and businesses with greater efficiencies and improvements in commerce and communication. In addition, e-commerce generally, and shopping for and the purchase of used vehicles and automotive products and services on the Internet in particular, is a recent phenomenon. The growth of this phenomenon may not continue at recent rates, and a sufficiently broad base of businesses and consumers may not adopt or continue to use the Internet as a means of commerce. The Internet may not prove to be a viable commercial marketplace generally, or, in particular, for used vehicles and automotive products and services. If use of the Internet does not continue to increase, it is not likely that we will be able to successfully implement our business strategy or to generate the revenues necessary to achieve profitability.

     SINCE OUR BUSINESS WILL BE CONDUCTED ENTIRELY ON THE INTERNET WE WILL BE DEPENDENT ON THE TECHNOLOGICAL INTEGRITY OF THE INTERNET, WHICH IS UNCERTAIN AND IS BEYOND OUR ABILITY TO CONTROL.

     If Internet usage continues to increase rapidly, the Internet infrastructure may not be able to support the demands placed on it by this growth, and its performance and reliability may decline. The recent growth in Internet traffic has caused frequent periods of decreased performance, outages and delays. Given that we are still in our development stage, periods of decreased performance, outages or delays on the Internet or decline, will significantly hamper our efforts to establish our brand name and to gain market share. Moreover, ultimately our ability to increase the speed with which we provide services to consumers and to increase the scope and quality of such services is limited by and dependent upon the speed and reliability of the Internet, which is beyond our ability to control.

     WE MAY NOT HAVE THE RESOURCES TO ADJUST TO RAPID TECHNOLOGICAL CHANGES THAT MAY AFFECT THE MARKET FOR INTERNET BASED PRODUCTS AND SERVICES.

     We have limited financial resources. Even if we complete this offering we may not have the capital that may be required to react and adjust to the rapid technological developments, evolving industry standards and consumer demands, and frequent new product introductions and enhancements that characterize the market for Internet products and services. In addition, the widespread adoption of developing multimedia-enabling technologies could require fundamental and costly changes in our technology and could fundamentally affect the nature and viability of Internet-based advertising, which in turn would have an adverse impact on our potential revenues.

     The extent of our success will depend , in part, on our ability to adjust and adapt our business to such changes. We may lack financial and other resources to either detect such changes in a timely manner and to modify our technology accordingly. The failure to do so would affect our fundamental business format.

THE VALUE AND TRANSERABILITY OF OUR SHARES MAY BE ADVERSELY IMPACTED BY THE LIMITED TRADING MARKET FOR OUR COMMON STOCK AND THE PENNY STOCK RULES.

     Although prices for our common stock are authorized to be published in what is customarily known as the "pink sheets," there is no current active trading market for our common stock and there can be no assurance that a trading market will develop, or, if such trading market does develop, that it will be sustained. The absence of such a trading market may limit the marketability and liquidity of our shares.

     In addition, holders of our common stock may experience substantial difficulty in selling their securities as a result of the "penny stock rules," adopted by the SEC which restrict the ability of brokers to sell certain securities of companies whose assets or revenues fall below the thresholds established by those rules.

     Securities deemed "penny stocks" are subject to additional informational requirements in connection with any trades made in the penny stock Penny stocks generally are equity securities with a price of less than $5.00, other than securities registered on national securities exchanges or quoted on the Nasdaq Stock Market system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC, which specifies information about penny stocks and the nature and significance of risks of the penny stock market. The broker-dealer also must provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements, in our opinion, may have the effect of reducing the trading activity in the secondary market for a stock that becomes subject to the penny stock rules.

WE HAVE A LARGE NUMBER OF RESTRICTED SHARES OUTSTANDING, A PORTION OF WHICH MAY BE SOLD UNDER RULE 144 FOLLOWING COMPLETION OF OUR OFFERING.

     Of the 10,340,000 shares of our common stock to be outstanding upon completion of this offering, 5,000,000 shares shall be "restricted securities," all of which are owned by our president, David Rayat. Mr. Rayat is an affiliate of ours, as that term is defined in Rule 144 under the Securities Act. Absent registration under the Securities Act, the sale of such shares is subject to Rule 144, as promulgated under the Securities Act. All of the "restricted securities" will be eligible for resale under Rule 144. In general, under Rule 144, subject to the satisfaction of certain other conditions, a person, including one of our affiliates, who has beneficially owned restricted shares of our common stock for at least one year is permitted to sell in a brokerage transaction, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class, or, if our common stock is quoted on a stock exchange, the average weekly trading volume during the four calendar weeks preceding the sale, if greater. Rule 144 also permits a person who presently is not and who has not been an affiliate of ours for at least three months immediately preceding the sale and who has beneficially owned the shares of common stock for at least two years to sell such shares without regard to any of the volume limitations described above.

     No prediction can be made as to the effect, if any, that sales of shares of common stock or the availability of such shares for sale will have on the market prices of our common stock prevailing from time to time. The possibility that substantial amounts of our common stock may be sold under Rule 144 into the public market may adversely affect prevailing market prices for the common stock and could impair our ability to raise capital in the future through the sale of equity securities.

EFFECT OF ISSUANCE OF COMMON STOCK UPON EXERCISE OF WARRANTS AND OPTIONS; POSSIBLE ISSUANCE OF ADDITIONAL COMMON STOCK AND OPTIONS.

     Immediately after the closing of this offering, we will have a maximum aggregate of 10,340,000 shares of common stock outstanding and an additional 5,000,000 shares reserved for issuance upon exercise of the warrants; we will also have an 84,640,000 shares of common stock authorized but unissued and not reserved for specific purposes. All of such unissued shares may be issued without any action or approval of our stockholders. Although there are no present plans, agreements, commitments or undertakings with respect to the issuance of additional shares or securities convertible into any such shares by us, any shares issued would further dilute the percentage ownership of our common stock held by the public stockholders.

     The exercise of warrants or options and the sale of the underlying shares of our common stock (or even the potential of such exercise or sale) may have a depressive effect on the market price of our securities. Moreover, the terms upon which we will be able to obtain additional equity capital may be adversely affected since the holders of outstanding warrants and options can be expected to exercise them, to the extent they are able, at a time when we would, in all likelihood, be able to obtain any needed capital on terms more favorable to us than those provided in the warrants and options.

WE ARE, AND WILL CONTINUE TO BE, CONTROLLED BY OUR OFFICERS AND DIRECTORS, WHICH COULD RESULT IN US TAKING ACTIONS THAT OTHER STOCKHOLDERS DO NOT APPROVE.

     Mr. Rayat currently beneficially owns or controls approximately % of the voting power of our common stock and, even assuming the sale of the maximum number of units will continue to own % (without giving effect to the exercise of any warrants). As such, Mr. Rayat is, and after the completion of the offering may continue to be, in a position to elect and remove directors and control the outcome of most matters submitted to stockholders for a vote. Additionally, Mr. Rayat is able to significantly influence any proposed amendment to our Certificate of Incorporation, a merger proposal, a proposed sale of assets or other major corporate transaction or a non-negotiated takeover attempt. This concentration of ownership may discourage a potential acquirer from making an offer to buy us, which, in turn, could adversely affect the market price of our common stock. You should read the sections titled "Management," "Principal Stockholders" and "Description of Capital Stock" for more information on control of our business.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains statements that plan for or anticipate the future, called "forward-looking statements." In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms and other comparable terminology.

     These forward-looking statements include, without limitation, statements about:

     o    our market opportunity;
     o    our strategies;
     o    competition;
     o    expected activities and expenditures as we pursue our business plan;
          and
     o    the adequacy of our available cash resources.

     These statements appear in a number of places in this report and include statements regarding our intent, belief or current expectations, those of our directors or officers with respect to, among other things:

     o    trends affecting our financial condition or results of operations,
     o    our business and growth strategies,
     o    the Internet and Internet commerce; and
     o    our financing plans.

Although we believe that the expectations reflected in the forward-looking statement are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as otherwise required by federal securities laws, we are under no duty to update any of the forward looking statements after the date of this prospectus to conform them to actual results or to changes in our expectations. All forward-looking statements attributable to us are expressly qualified in their entirety by the foregoing cautionary statement.

     The Private Securities Litigation Reform Act of 1995, which provides a "safe harbor" for similar "forward looking statements" by existing public companies, does not apply to our offering.

     You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

                                 USE OF PROCEEDS

     The units are being offered directly by us on a all or none basis with respect to the first 2,500,000 units and on a best efforts basis with regard to the remaining units. The units will be sold on a first come-first serve basis. The minimum investment by an individual investor is $1,000 or 10,000 units. The gross proceeds from the offering will be $250,000 if the minimum number of units is sold and $500,000 if the maximum number of units is sold. We do not know how many units we will actually sell. For us to complete the offering we must sell between 2,500,000 and 5,000,000 units.

     The following table sets forth our intended use of proceeds depending on whether the minimum, 75% of the maximum or maximum number of units is sold:

                                                   75% Of The
                                  Minimum            Maximum           Maximum
                                 Number Of          Number Of         Number Of
Category                        Units Sold         Units Sold         Units Sold
--------------------------      ----------         ----------         ----------
Proceeds From The Offering       $250,000           $375,000          $500,000
Costs of the Offering              42,000             42,000            42,000
Web Site Development               40,000             40,000            40,000
Working Capital                    10,000             50,000            75,000
Staffing                           75,000             90,000            90,000
Office                             15,000             25,000            35,000
Marketing                          23,000             98,000           143,000
Legal and Consulting                5,000             20,000            35,000
Loan Repayment                     40,000             40,000            40,000
TOTAL                            $250,000           $375,000          $500,000

     Except as described in this prospectus, no portion of the proceeds of the offering will be paid to officers, directors and/or any of their respective affiliates.

                    ARBITRARY DETERMINATION OF OFFERING PRICE

     There is no active trading market for our common stock. The initial offering price of $0.10 per unit has been arbitrarily determined by us, and bears no relationship whatsoever to our assets, earnings, book value or any other objective standard of value. Among the factors considered by us in determining the initial offering price were:

     *    The lack of trading market
     *    The proceeds to be raised by the offering
     * The amount of capital to be contributed by the public in proportion to the amount of stock to be retained by present stockholders

                                    DILUTION

     The difference between the public offering price per share and the pro forma net tangible book value per share of our common stock after this offering constitutes the dilution to investors in this offering. Net tangible book value per share is determined by dividing our net tangible book value (total tangible assets less total liabilities) by the number of outstanding Units of Common stock. Dilution arises mainly from the arbitrary decision by us as to the offering price per share. Dilution of the value of the Units purchased by the public in this offering will also be due, in part, to the lower book value of the Units presently outstanding, and in part, to expenses incurred in connection with the public offering.

     Net tangible book value is our net tangible assets (total assets less total liabilities and intangible assets; please refer to "Financial Statements"). At December 31, we had a net tangible book value of ($9,533) or ($0.01) per share. Of the previously issued shares, 5,000,000 were issued to Mr. Rayat inconsideration of services valued at $5,000 or $.001 per share and 340,000 shares were issued for gross consideration of $84,500.

     After giving effect to the sale of the 5,000,000 units (and without giving effect to the exercise of any warrants) being offered at an initial public offering price of $.10 per share and after deducting estimated expenses of this offering ($42,000), our adjusted net tangible book value at December 31, 2000 after the offering would have been $448,467 or $0.04 per share, representing an immediate increase in net tangible book value of $0.05 per share to the existing shareholders and an immediate dilution of ($0.06) per share to new investors.

     The following table illustrates the potential dilution, on a per share basis, to purchasers of units after giving effect to the sale of the minimum number of units, 75% of the maximum number of units and the sale of the maximum number of units , in each case after deducting estimated expenses of this offering $42,000 and without giving effect to the exercise of any warrants):information with respect to dilution to new investors on a per share basis:

                                                    75% Of The
                                    Minimum           Maximum          Maximum
                                   Number Of         Number Of        Number Of
Category                          Units Sold        Units Sold        Units Sold
--------------------------        ----------        ----------        ----------
                                   $250,000          $375,000          $500,000
Initial public offering price        $0.10             $0.10             $0.10
Pro-forma net tangible book
value at December 31, 2000          198,467           383,467           448,467
Increase in pro-forma net
tangible book value attributed
to purchasers of units              208,000           333,000           458,000
Adjusted pro forma net tangible
book value per share after our
offering                                .02               .03              .04
Dilution to purchasers of units        (.08)             (.07)            (.06)


                              PLAN OF DISTRIBUTION

The Offering

     We offer the right to subscribe for up to 5,000,000 units at $0.10 per unit. The minimum number of units you can purchase is 10,000. We propose to offer the units directly on an all or none basis with respect to the first 2,500,000 units and on a best efforts basis with regard to the remaining units. Therefore, 2,500,000 units must be sold before the offering can be completed.

     The funds received by us from the subscribers will be held by our legal counsel, as escrow agent, in a non interest bearing account. If 2,500,000 units are not sold within 90 days of this prospectus, which period may be extended for an additional 30 days by us, in our sole discretion, the offering will terminate and all funds theretofore received from subscribers will be promptly returned by the escrow agent to the subscribers. Once 2,500,000 units have been sold the escrow agent, upon written notice from us of acceptance of the subscriptions, will deliver the subscriber funds to us and we will have our transfer agent issue certificates representing the shares and warrants purchased promptly delivered to the subscriber. Proceeds from subscriptions received after that point, will be forwarded to us at the end of each week of the offering period, subject to receipt by the escrow agent of written notice from us that we have accepted the subscription

     No compensation is to be paid to any person for the offer and sale of the units. Our president and other board members may distribute prospectuses related to this offering. We estimate that approximately 200 copies of this prospectus will be distributed by them. They intend to distribute prospectuses to acquaintances, friends and business associates.

     As of the date of this prospectus, no broker has been retained by us for the sale of Units being offered. In the event a broker who may be deemed an underwriter is retained by us, an amendment to our registration statement will be filed.

Method of Subscribing

     You may subscribe by filling in and signing the subscription agreement and delivering it, prior to the expiration date, to us. The subscription price of $0.10 per unit must be paid in cash or by check, bank draft or postal express money order payable in United States dollars to the order of Sierchio & Company, LLP, as Escrow Agent and delivered to it at 150 East 58th Street, New York, New York 10155. We reserve the right to reject any subscription in whole or in part in our sole discretion for any reason whatsoever notwithstanding the tender of payment at any time prior to our acceptance of the subscriptions received.

Expiration of the Offering

     This offering will expire 90 days from the date from the date of this prospectus, unless concluded by us on an earlier date as we may deem appropriate or extended by us for an additional 30 days in our sole discretion and without notice.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of our financial condition and results of operations should be read in conjunction with the Consolidated Financial Statements and Notes thereto included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including but not limited to, those set forth under "Risk Factors" and elsewhere in this prospectus.

Plan of Operation

     We have not generated any revenues from operations. Further, we expect minimal, if any, revenues during fiscal year 2001. We are developing an on-line auction site to connect buyers and sellers of cars and trucks. We will charge a fee for each listed vehicle and a percentage of the sale along with commissions from affiliate sales. Depending on the success of our business model, we may derive additional revenue from advertisers targeting consumers for new cars, insurance, shipping, appraisals, parts, accessories and other automotive related products and services.

     Our Website is located at www.edeal.net. We are currently developing and testing the functionality of its beta site. This testing is expected to continue through the second quarter of 2001. Once all technological issues are resolved, we anticipate a full launch in the third quarter of 2001.

     Our goal is to establish an on-line auto auction in which our members will be allowed to bid on the listed vehicles along with pre-qualified buyers who are non-members. These non-members must qualify by providing personal finance and credit information and registering 48 hours prior to the start of the auction by providing personal data and payment method. We will charge a listing fee of $29.95 per vehicle and also charge a selling fee of 1% of the selling price. Initially, we expect that the supply of vehicles for auction will come from our members. Ultimately, we expect to establish links with car dealers and brokers who will list vehicles for auction to our members.

     The seller will be required to specify a minimum opening bid for the vehicle being auctioned. There will be a running timer for the completion of the sale. The seller will have the option of accepting a bid that is below the minimum specified..

     If a seller does not want to utilize our auction service, we will also offer a listing service similar to a traditional classifed advertisement. We will place a photograph of the vehicle on our site along with pertinent information about the vehicle.. The ad will run for 30 days for a fee of $18.95. There will be no selling fee charged the seller. .

     We anticipate establishing an affiliate marketing plan by offering incentives. The magnitude of the incentives to affiliates will depend on the services utilized by the referred seller of the vehicle. . For example, if the affiliate refers a person who places an ad to sell a vehicle, we would pay the affiliate $5.00; however, if the referral lists the vehicle in our auction, we would pay the affiliate $8.00.

As currently contemplated, we will require an affiliate to sign up with our site in order to qualify for these incentives. The affiliate will be required to have earned a minimum incentives of $50.00 before payment is made.. We also intend to enter into affiliate arrangements with such vendors as insurance companies, parts suppliers, appraisers and other automotive related vendors. The terms and conditions of which may vary from vendor to vendor .

     Currently, we have not entered into any affiliate arrangements.

     We have budgeted $40,000 to complete the development of our Website. Upon completion, we plan to spend approximately $1,500 per month to maintain the Web site. The budget to furnish and purchase additional computer hardware and software is $40,000.

     We have three full time employees and one part time employee, two of whom have just been hired for our Scottsdale Arizona office, we have one individual for sales and marketing and the another responsible for development of related content for the Web site. These new employees are expected to add approximately $10,000 per month to our monthly cost of operations. At present we have three full time employees.

Our executive offices are located at 1628 West 1st Ave., Suite 214, Vancouver, British Columbia, Canada. We use the offices of our president, Herdev S. Rayat, on a rent free basis. We expect this arrangement to continue until such time as we decide that additional office space is required. We also maintain a sales and marketing office at 7332 E. Butherus Drive, Suite 101, Scottsdale, Arizona; we have entered into a lease assignment with the prior tenant; the term of the lease expires on March 31, 2002; our monthly rent payment for our Scottsdale office is $2,686.08. The estimated rent, phone and other charges for our Scottsdale office are budgeted at $5000 per month. This will increase our current monthly cost of operations from approximately $10,000 to $15,000. We are currently accruing Mr. Rayat's salary of $2,666.66 per month, and will not use any of the proceeds of this offering to pay any portion of Mr. Rayat's salary. The budget to complete the furnishing of the office and to purchase additional computer hardware and software is $40,000.

     As of December 31, 2000, we had $43,378 in cash and $58,681 in liabilities. We do not believe our cash position is sufficient to fully implement our business model.

     Mr. Rayat has loaned us $40,000. The loan is a demand loan bearing interest at the rate of 7.25% per annum. We expect to repay the loan from the proceeds of the offering. , We now have sufficient cash on hand to cover our estimated operating expenses through April 2001. Mr. Rayat has also agreed to lend us up to an additional $40,000 (on the same terms) if needed by us during the offering period.

     If the minimum number of units is sold, we believe we will have sufficient capital to launch our Website and, implementing our marketing strategy, and cover operating expenses through December 31, 2001.

Liquidity and Capital Resources


     Total shareholder's equity decreased from $82,530 at March 31, 1999 to $66,345 as of March 31, 2000. From April 1, 1999 to March 31, 2000, our net working capital decreased an aggregate of $5,071. In March 1999, we completed a private placement to a small group of investors. We sold 340,000 shares for aggregate gross proceeds of $85,000. At March 31, 1999, we had working capital of $85,095 and current liabilities of $3,279.

     As of March 31, 2000 our assets comprised of $80,738 in cash, since we had not yet incurred significant expenses or cash outlays in the marketing or promotion of our services. However, our expenses are expected to increase as we engage in increased marketing and promotion of our services. It is also anticipated that cash requirements for our Website development will increase.

     Our operations presently continue to use rather than provide cash. During the twelve months ended March 31, 2000, we used $4,357 in cash. Nonetheless, management is of the opinion that we have sufficient net working capital to continue operations through April of 2001. Thereafter, if this offering is not completed, additional funds will be required for us to continue as a going concern.

Results of Operations

     We were incorporated and started operations on November 6,1998. We have not yet generated any revenues. During the fiscal year ended March 31, 2000, we realized a net loss of $16,185 (or $0.003 per share), compared to a net loss of $7,470 (or $0.001 per share) for the fiscal year ended March 31, 1999.

                                    BUSINESS

General

     We are a development stage company seeking to establish an online business involving the buying and selling of pre-owned automobiles through the Internet.

Description of Business

     The automotive industry in the United States exceeds $1 trillion per year. In 1999, the used automobile industry exceeded $360 billion in retail sales, with used vehicle unit sales exceeding new vehicle unit sales by over 200%. The traditional used vehicle market is highly fragmented, competitive and inefficient. For dealers, this market structure has resulted in high costs associated with attracting consumers. For consumers, this fragmented market has resulted in a lack of access to the information that is needed for consumers to research and evaluate their automotive purchasing decisions. Additionally, consumers must often deal with multiple parties to arrange for financing, insurance, warranties and maintenance. The Internet provides an efficient platform for dealers to aggregate vehicle listings and other automotive product information and disseminate such information to consumers as well as to expose both consumers and dealers to an extensive range of buying and selling opportunities.

     It has been estimated that the online used car market in the United States could jump from less than 3 percent in 1999 to almost 40 percent in 2004. This would reflect an increase in industry gross revenues from less than $10 billion in 1999 to more than $164 billion in 2004.


     Published reports indicate that more than one-third (34 percent) of used vehicle buyers log on the Internet to help them during the shopping process. This is an 8 percentage point increase over 1999 when only 26 percent of used-vehicle buyers turned to the Internet. New vehicle shoppers continue to lead used vehicle shoppers in Internet usage, 54 percent versus 34 percent.

     Based upon our review of published reports, we believe that although new vehicle buyers are still more likely to use the Internet to shop, the Internet may ultimately have a greater impact on the used-vehicle market. This is because most used vehicle buyers who go online are looking for specific vehicles for sale, and new vehicle buyers who go online research facts and figures such as vehicle pricing or vehicle specifications. As a result, we believe used-vehicle Internet shoppers are more likely to use online services to facilitate the actual sale process.

     Our business model and strategy is to establish ourselves as an Internet auction site for buyers and sellers of pre-owned vehicles. Our web site www.eDeal.net will provide information on how to buy the right used vehicle, how to sell a used vehicle along with other useful features like reviews, recall notices, information on upcoming new models, road test results, links to manufacturers, links to other informational sources, quotes on insurance through links with major insurance providers, forums, alerts for service, useful hints and tips to maintain your vehicle, shipping and appraisals through affiliate's, accessories and other automotive related items. We will charge a fee for listing each vehicle and a percentage of the sale of the vehicle. We also expect to generate fees from advertising, and referral fees from insurance companies, shipping companies, appraisers and other ancillary services.

     We have generated no revenues to date, as we have been in the development stage and are still developing our Web site. We must be considered in the promotional stage and in the very early phase of our development.

     Marketing:

     We believe that the ultimate success of our online business depends to a large degree on the uniqueness and attraction of our concept. We have not conducted any marketing studies as to the viability of our business model and strategy. We have made no marketing efforts to date. Future marketing, subject to available working capital, will be made through advertising mediums such as television, print and radio as well as targeted email. We will seek to enter into agreements whereby advertisements are provided in exchange for banner exchange with other Internet sites. We are seeking to limit our cash expenditures wherever possible.

     Banner exchange allows sites to leverage the power of the Internet by displaying each other's advertisement in a cooperative manner without costing each site any hard cash. This arrangement is usually negotiated on an impression basis; both parties agree to exchange for example 100,000 impressions. Impressions or page views is a term used to describe how many timers a banner ad was seen by visitors viewing the page. Impressions describe the information received by a Web site visitor after he or she has downloaded all the elements (text and graphics) that make up a single Web page. A reasonable rule of thumb is that approximately ten "hits" equal one page impression.


     Research and Development:

     We have not commissioned any formal market or feasibility study as part of our research and development in regard to the online automobile purchase and sales business. Due to the cost and delay inherent in obtaining such a market study, we have determined to proceed on the basis of our own analysis.

     Description of Our Office Facilities:

     Our executive offices are located at 1628 West 1st Ave., Suite 214, Vancouver, British Columbia, Canada. We use the offices of our president, Herdev
S. Rayat, on a rent free basis. We expect this arrangement to continue until such time as we decide that additional office space is required. We also maintain a sales and marketing office at 7332 E. Butherus Drive, Suite 101, Scottsdale, Arizona; we have entered into a lease assignment with the prior tenant; the term of the lease expires on March 31, 2002; our monthly rent payment for our Scottsdale office is $2,686.08.

     Employees:

     As of the date of this prospectus, we employ three full and one part-time individuals. Two of our full time employees are employed in our Scottsdale office. Our President and part-time bookkeeper are employed at our Vancouver office. The Scottsdale office houses our web development and sales personnel.

                                LEGAL PROCEEDINGS

     We are not a party to any pending legal proceeding.

                                   MANAGEMENT

     Our director(s), executive officer(s) and other key employees, and their ages, as of October 31, 2000 are as follows:

Name               Age      Positions held with Us                Since
---------------    ---      ---------------------------------     --------------
Herdev S. Rayat    42       President, Chief Executive            November, 1998
                            Officer and Director

Harv Dhaliwal      40       Director                              November, 1998

Arian Soheili      33       Secretary, Treasurer and Director     November, 1998

     Mr. Herdev S. Rayat is considered a "founder" and "parent" (as such terms are defined in the Securities Exchange Act of 1934, as amended) because he (1) has taken initiative in our organization and development of our business plan and (2) currently controls approximately 98% of the issued and outstanding common stock.

     All of the directors are currently serving a term of office until the next annual meeting of shareholders and until their successors are duly elected and qualified, or until they resign or are removed.

     The following represents a summary of the business history of each of the foregoing individuals for the last five years:

     HERDEV S. RAYAT. Mr. Rayat is President of Thor West Management Group, a private management company that provides consulting and management services, he has been involved with this private company since 1994. From 1996 Mr. Rayat has worked on researching and developing our business plan. In his position as President, Mr. Rayat will be responsible for overseeing all of our activities and strategic planning for future development.


     HARV DHALIWAL. Mr. Dhaliwal, since 1985, has been the President and Chief Executive Officer of Vancouver Sight & Sound Ltd., a privately held company engaged in the retail sales of audio and video products.


     ARIAN SOHEILI. Mr. Soheili graduated from Simon Fraser University with a Bachelor of Business Administration majoring in Accounting and Management Information Systems. From 1995 to December 1998, Mr. Soheili worked for Deloitte & Touche, providing clients with system strategies for technology implementation and e-commerce solutions. Mr. Soheili posses skills in Java, MS SQL, Windows NT/95, ACCPAC, Power Play and have extensive working knowledge and experience in HTML, Internet & Intranet, Electronic Commerce, Fire Walls and MIS report writing tools. Since January 1999, Mr. Soheili has been the president and founder of Precision Accounting Systems & Solutions, a financial and internet consulting business.

     All directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. There are no agreements with respect to the election of directors. We have not compensated ourdirectors for service on the Board of Directors or any committee thereof. As of the date hereof, no director has accrued any expenses or compensation. Officers are appointed annually by the Board of Directors and each executive officer serves at the discretion of the Board of Directors. We do not have any standing committees at this time.

     There are no family relationships between any of our directors, executive officers and other key personnel.

     All of our directors and officers are elected annually to serve for one year or until their successors are duly elected and qualified.

     During the past five years none of our directors, executive officers, promoter or control persons of the Company were:

     (1) the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

     (2) convicted in a criminal proceeding or is subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

     (3) subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

     (4) found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law.

                             EXECUTIVE COMPENSATION

     The following summary compensation table reflects all compensation awarded to, earned by, or paid to our chief executive officers for all services rendered to us in all capacities during each of the years ended December 31, 1998, 1999 and 2000. Except for Mr. Rayat none of our other executive offices received salary, bonus or other compensation for the years listed.

                           Summary Compensation Table

                                                                     All Annual
Name and Principal Position      Year       Salary     Bonus       Compensation
---------------------------      ----       -------    -----       ------------
Herdev S. Rayat                  1998            0      $ 0          $      0
                                 1999            0      $ 0          $      0
                                 2000       32,000*     $ 0          $ 32,000*

* Mr. Rayat's salary commenced on Jauary 1, 2000. We are accruing his entire salary until such time as we have sufficient cash flow to pay the same.

     Mr. Rayat presently serves as our president pursuant to a one year Management Agreement effective January 1, 2000. Pursuant to this agreement, Mr. Rayat is entitled to annual compensation in the amount of $32,000. We are accruing his entire salary until such time as we have sufficient cash flow to pay the same. Mr. Rayat will be reimbursed for reasonable out-of-pocket expenses incurred on our behalf. The Management Agreement may be terminated by us for cause, or by Mr. Rayat upon not less than sixty days advance written notice. Mr. Rayat receives no additional compensation for serving as a director.

     Directors are not currently compensated, although each is entitled to be reimbursed for reasonable and necessary expenses incurred on our behalf.

     Except for our agreement with Mr. Rayat, there are no employment contracts or agreements between us and any of our directors and officers.

     We do no have any employee stock option or other benefit plans.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth as of October 31, 2000 the beneficial ownership of common stock of each person known to us who owns more than 5% of our issued and outstanding common stock and of our directors, executive officers and significant employees.

     Name and                 Amount and                         Percentage        Percentage
    Address of                Nature of                         Ownership If      Ownership If
    Beneficial                Beneficial        Percent of       The Minimum      The Maximum
      Owner                   Ownership        Class Owned        Is Sold           Is Sold
-----------------------       ----------       -----------      ------------      ------------
Herdev S. Rayat               5,000,000            98%               64%              33%
1628 West 1st Ave.
Suite 214
Vancouver, B.C. Canada
V6J 1G1
All directors,                5,000,000            98%               64%              33%
executive offices as a
group (3 persons)

                           MARKET FOR OUR COMMON STOCK

     As of March 8, 1999, our common stock was authorized for trading in the over-the-counter market and was quoted on the pink sheets under the symbol "EDAN". Prior to that, there was no established trading market for the Common Stock. However, there is no current trading activity in our common stock and there has been no reported trading activity since at least May of 1999.

     The following table sets forth the range of high and low bid quotations as reported for our common stock, for the period from January 1 to the date of the filing of this prospectus. Quotations represent prices between dealers, do not include retail markups, markdowns or commissions and do not necessarily represent prices at which actual transactions were effected.

                                                      Common Shares
          FISCAL YEAR 2000                           High       Low
          ----------------                           -----     -----
          First Quarter                              $0.00     $0.00
          (Jan. 1 through March 31)

          Second Quarter                             $0.00     $0.00
          (April 1 through May 04)

     The number of record holders of the Common Shares as of the date of this prospectus was approximately 138, including nominees of beneficial owners.


                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital consists of 100,000,000 shares of common stock, $.001 par value and 1,000,000 shares of preferred stock, $.01 par value. The following description of our securities is qualified in its entirety by reference to our Articles of Incorporation and Articles of Amendment to the Articles of Incorporation, copies of which are available upon request.

Common Stock

     Each share of common stock is entitled to one vote at all meetings of shareholders. All shares of common stock are equal to each other with respect to liquidation rights and dividend rights. There are no preemptive rights to purchase any additional shares of common stock. The Articles of Incorporation prohibit cumulative voting in the election of directors. In the event of our liquidation, dissolution or winding up, holders of shares of common stock will be entitled to receive on a pro rata basis all of our assets remaining after satisfaction of all liabilities and all liquidation preferences, if any, granted to holders of our preferred stock.



     All shares of common stock which are the subject of this offering, when issued, will be fully paid for and non-assessable, with no personal liability attaching to their ownership. The holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of our directors if they so choose and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Preferred Stock

     The Articles of Incorporation vests our Board of Directors with authority to divide the preferred stock into series and to fix and determine the relative rights and preferences of the shares of any such series so established to the full extent permitted by the laws of the State of Nevada and the Articles of Incorporation in respect to, among other things, (i) the number of shares constituting such series and the distinctive designations thereof; (ii) the rate and preference of dividends, if any, and the time of payment of dividends, whether dividends are cumulative and the date from which any dividend shall accrue; (iii) whether preferred stock may be redeemable and, if so, the redemption price and the terms and conditions of redemption; (iv) the liquidation preferences payable on preferred stock in the event of involuntary or voluntary liquidation; (v) sinking fund or other provisions, if any, for redemption or purchase of preferred stock; (vi) the terms and conditions by which preferred stock may be converted, if the preferred stock of any series are issued with the privilege of conversion; and (vii) voting rights, if any. Holders of the preferred stock are entitled to one vote for each share held of record. Holders of the preferred stock vote with holders of the common stock as one class. There are no shares of preferred stock issued and outstanding.

 Warrants

     In connection with this offering, we will issue one warrant per unit for a total of up to 5,000,000 warrants. Each warrant may be exercised by the holder thereof to purchase one share of common Stock at an exercise price of $.20 per share for a period of 36 months from the date of issuance of the warrant unless sooner redeemed. Thereafter, the warrant will expire, become void and of no further force or effect, unless extended in our sole discretion.

     In the event a decision is made to extend the exercise period or change the exercise price, such notice shall be delivered to holders by written notice not less than thirty days prior to expiration of the exercise period. Upon expiration of the exercise period, it is anticipated that any market which might have existed for the warrants will terminate.

     The warrants contain the anti-dilution provisions so as to avoid dilution of the equity interest, which is represented by the underlying common stock upon the occurrence of certain events, such as stock dividends or splits. In the event of our liquidation or dissolution, if any, holders of the warrants will not be entitled to participate in our distributed assets if any. Holders of warrants will have no voting, preemptive, liquidation or other rights of a stockholder, and no dividends will be declared on the warrants.

     The warrants are redeemable at our election at any time after 6 months from the date of issuance, upon thirty days written notice to the holders at a redemption price of

$.0001 per warrant. Notice of our decision to redeem the warrants shall be given to the holders by regular mail at the last known address maintained by our warrant agent. The failure of the holder of such warrants to purchase the common stock within the thirty-day period will result in such holders' forfeiture of the right to purchase the common stock underlying the warrants.

Transfer Agent

     Our transfer agent for the common stock and warrant agent for the Warrants is Holladay Stock Transfer, Inc. Its address and telephone number is 2939 North 67th Place, Scottsdale, Arizona 85251; (480) 481-3940.

Dividends

     We have not declared any dividends since inception, and have no present intention of paying any cash dividends on our common stock in the foreseeable future. The payment of dividends in the future rests within the discretion of our board of directors and will depend, among other things, upon our earnings, capital requirements and, financial condition, as well as other relevant facts.


               LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     We believe that the indemnification provisions of our Articles of Incorporation and Bylaws will be useful to attract and retain qualified persons as directors and officers. Our Articles of Incorporation limit the liability of directors and officers to the fullest extent permitted by Nevada law. This is intended to allow our directors and officers the benefit of Nevada's corporation law which provides that directors and officers of Nevada corporations may be relieved of monetary liabilities for breach of their fiduciary duties as directors, except under circumstances which involve acts or omissions which involve intentional misconduct, fraud or a knowing violation of law.

     Insofar as indemnification for liabilities arising under the Securities Act of 1993 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



                                  LEGAL MATTERS

     The legality of the securities we offering by this prospectus will be passed on by Sierchio & Company, LLP 150 East 58th Street, New York, New York 10155, our legal counsel.

                                     EXPERTS

     The financial statements of we included herein and in the Registration Statement have been examined by Berenfeld, Spritzer, Shechter & Sheer independent certified public accountants, and are included herein and in the Registration Statement in reliance upon the report of such firm given on there authority as experts in accounting and auditing.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission a Registration Statement on Form SB-2. This prospectus, which is a part of the Registration Statement, does not contain all of the information included in the Registration Statement. Some information is omitted and you should refer to the Registration Statement and its exhibits. With respect to references made in this prospectus to any of our contracts, agreements or other documents, such references are not necessarily complete and you should refer to the exhibits attached to the Registration Statement for copies of the actual contract, agreement or other document. You may review a copy of the Registration Statement, including exhibits, at the Securities and Exchange Commission's public reference room at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or Seven World Trade Center, 13th Floor, New York, New York 10048, or Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

     The public may obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330.

     We intend to send an annual report, including audited financial statements, to our shareholders.

     We will also file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information on file at the public reference rooms. You may also request copies of these documents, for a copying fee, by writing to the Securities and Exchange Commission.

     Our Registration Statement can be reviewed by accessing the Securities and Exchange Commission's Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.

                                e.DEAL.NET, INC.
                              FINANCIAL STATEMENTS

                   ------------------------------------------



                                    CONTENTS
                                   -----------


A. Audited

Independent auditors' report

Financial statements:

   Balance sheets as at March 31, 1999 and 2000

   Statements of operations For the years ended March 31, 1999 and 2000, And For the Cumulative Periods From Inception (November 6, 1998) to March 31, 2000

   Statements of Stockholders' Equity For the Cumulative Periods From Inception
      (November 6, 1998) to March 31, 2000

   Statements of cash flows for the years ended March 31, 1999 and 2000, And For the Cumulative Periods From Inception (November 6, 1998) to March, 2000

   Notes to Financial Statements

B. Unaudited

Balance Sheet at December 31, 2000

Statement of Operations For the Nine Months Ended December 31, 2000 and 1999, and For The Cumulative Periods From Inception
   (November 6, 1998) to December 31, 2000

Statements of Stockholders' Equity For the Cumulative Periods From Inception
   (November 6, 1998) to December 31

Statement of Cash Flows For The Nine Months Ended December 31, 2000
    And 1999, and For The Cumulative Periods From Inception
    (November 6, 1998) to December 31, 2000

Notes to Financial Statements

                          INDEPENDENT AUDITORS' REPORT


To the Stockholders and
Board of Directors
e.Deal.Net, Inc.
Ft. Lauderdale, Florida

We have audited the accompanying balance sheet of e.Deal.Net, Inc.

(a development stage company) as of March 31, 2000 and 1999 and the related statements of operations, changes in stockholders' equity and cash flows for the periods then ended and the period November 6, 1998 (inception) to March 31, 2000. These financial statements are the responsibility of the Company' s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe the audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of e.Deal.Net, Inc. as of March 31, 2000, and the results of its operations and its cash flows for the period November 6, 1998 (inception) to March 31, 2000 in conformity with generally accepted accounting principles.


The accompanying financial statements have been prepared assuming e.Deal will continue as a going concern. As discussed in Note 3 to the financial statements, e.Deal is a development stage company. The realization of its assets is dependent upon its ability to meet its future financing requirements, and the success of future operations. These factors raise substantial doubt about e.Deal's ability to continue as a going concern. The financial statements do not include any adjustments that might result from this uncertainty.



BERENFELD, SPRITZER, SHECHTER & SHEER


June 8, 2000


Miami, Florida
                                e.DEAL.NET, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                                  BALANCE SHEET

                                     ASSETS

                                                                             March 31,
                                                                 -----------------------------
                                                                    2000                1999
                                                                 ----------          ---------
CURRENT ASSETS:
CASH                                                             $   80,738          $  85,095
OTHER ASSETS:
         Organization costs, net of
         accumulated amortization                                         0                714
                                                                 ----------          ---------
TOTAL ASSETS                                                     $   80,738          $  85,095
                                                                 ----------          ---------

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
         Accounts payable                                        $        0          $     779
         Accrued expenses payable                                    14,393              2,500
                                                                 ----------          ---------
                  Total Current Liabilities                          14,393              3,279

STOCKHOLDERS' EQUITY:
         Preferred stock $0.01 par value
                  1,000,000 shares authorized,
                  0 shares issued and outstanding                         0                  0
         Common stock, $0.001 par value,
                  100,000,000 shares authorized,
                  5,340,000 shares issued and
                  outstanding                                         5,340              5,340
         Additional paid-in capital                                  84,660             84,660
         Deficit accumulated during the
         the development stage                                      (23,655)            (7,470)
                                                                 ----------          ---------
Total Stockholders' Equity                                           66,345             82,530
                                                                 ----------          ---------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                       $   80,738          $  85,809
                                                                 ----------          ---------

                                e.DEAL.NET, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS

                           INCREASE (DECREASE) IN CASH

                                                                                                           For the Period
                                                                         For the Period  For the Period   November 6, 1998
                                                                             Ended           Ended          (Inception)
                                                                         March 31, 2000  March 31, 1999  To March 31, 2000
                                                                         --------------  --------------  -----------------
                                                                             $      0        $      0        $      0
                                                                             --------        --------        --------
     OPERATING ACTIVITIES:
     Deficit accumulated during the
     development stage                                                        (16,185)         (7,470)        (23,655)

     Adjustments to reconcile net loss to net cash used by operations:
     Amortization                                                                 714              65             779
     Increase in accounts payable                                                (779)              0            (779)
     Increase in accrued expenses payable                                      11,893           2,500          14,393
                                                                             --------        --------        --------
     Net Cash Used by
              Operating Activities                                             (4,357)         (4,905)         (9,262)
                                                                             --------        --------        --------
     FINANCING ACTIVITIES:
     Proceeds from the issuance of
     common stock                                                                   0          85,000          85,000
     Common stock issued for management services                                    0           5,000           5,000
                                                                             --------        --------        --------
              Net Cash Provided by
              Financing Activities                                               --            90,000          90,000
                                                                             --------        --------        --------
     NET INCREASE (DECREASE) IN CASH                                           (4,357)         85,095          80,738
     CASH, BEGINNING OF PERIOD                                                 85,095               0               0
                                                                             --------        --------        --------
     CASH, ENDING OF PERIOD                                                  $ 80,738        $ 85,095        $ 80,738
                                                                             --------        --------        --------

                                e.DEAL.NET, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS


                                                                                               FOR THE PERIOD
                                                     FOR THE PERIOD       FOR THE PERIOD       NOVEMBER 6, 1998
                                                         ENDED                ENDED              (INCEPTION)
                                                     MARCH 31, 2000       MARCH 31, 1999      TO MARCH 31, 2000
                                                     --------------       --------------      -----------------
     DEVELOPMENT STAGE REVENUES                       $         0           $         0           $         0
                                                      -----------           -----------           -----------
     DEVELOPMENT STAGE EXPENSES:
              Amortization                                    714                    65                   714
              Bank charges                                    192                     0                   192
              License and taxes                               323                     0                   323
              Management fees                               9,418                 5,000                 9,418
              Office expense                                   51                     0                    51
              Professional fees                             8,713                 2,500                 8,963
              Travel                                          198                     0                   198
                                                      -----------           -----------           -----------
              Total Development Stage Expenses            (19,609)               (7,565)              (19,859)
                                                      -----------           -----------           -----------
     OTHER INCOME:
              Interest Income                               3,424                    95                 3,424
                                                      -----------           -----------           -----------
     DEFICIT ACCUMULATED DURING THE DEVELOPMENT STAGE    $(16,185)              $(7,470)             $(16,435)
                                                      -----------           -----------           -----------
     LOSS PER SHARE:
              Basic                                      $(0.0030)             $(0.0014)          $   (0.0031)
                                                      -----------           -----------           -----------
              Diluted                                         N/A                   N/A                   N/A
                                                      -----------           -----------           -----------
     Weighted-average of common
     shares outstanding                                 5,340,000             5,208,690             5,302,740

                                e.DEAL.NET, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF CASH FLOWS

                           INCREASE (DECREASE) IN CASH
             FOR THE YEARS ENDED MARCH 31, 2000 AND 1999 AND FOR THE
        CUMULATIVE PERIOD NOVEMBER 6, 1998 (INCEPTION) TO MARCH 31, 2000


SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

During the years ended March 31, 2000 and 1999, and for the cumulative period November 6, 1998 (inception) to March 31, 1999, the Company did not pay any interest.

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES

The Company entered into the following non-cash transactions:

During the period November 6, 1998 (inception) the Company issued 5,000,000 restricted shares of common stock to Mr. Herdev S. Rayat (President) in consideration for management services. This transaction was valued at $5,000.

In January, 1999, Company issued 340,000 shares of unrestricted common stock to unrelated parties for cash consideration. This transaction was valued at $85,000.

                                e.DEAL.NET, INC.
                          (A DEVELOPMENT STAGE COMPANY)

           STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIENCY) FOR THE PERIOD NOVEMBER 6, 1998 (INCEPTION) TO MARCH 31, 2000

                                                                                                        DEFICIT
                                                                                                      ACCUMULATED
                                                                    COMMON STOCK         ADDITIONAL    DURING THE
                                                              ---------------------       PAID-IN     DEVELOPMENT
                                                              SHARES         AMOUNT       CAPITAL         STAGE           TOTAL
                                                             ---------       ------      ----------   -----------       ---------
     Balance, November 6, 1998
               (inception)                                           0       $    0       $     0       $      0        $      0
     Restricted common stock issued to related parties
               for management services                       5,000,000        5,000             0              0           5,000
     Common stock sales                                        340,000          340        84,660              0          85,000
     Deficit accumulated during the
               development stage for the
               period November 6, 1998 (inception)
               to March 31, 1999                                     0            0             0         (7,470)         (7,470)
                                                             ---------       ------       -------       --------        --------
     Balance, March 31, 1999                                 5,340,000       $5,340       $84,660       $ (7,470)       $ 82,530

     Deficit accumulated during the
               development stage for the year
               ended March 31, 2000                                  0            0             0        (16,185)        (16,185)
                                                             ---------       ------       -------       --------        --------
     Balance, March 31, 2000                                 5,340,000       $5,340       $84,660       $(23,655)       $ 66,345
                                                             ---------       ------       -------       --------        --------

                                e.DEAL.NET, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS
                                 MARCH 31, 2000

NOTE 1 -  NATURE OF ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          ORGANIZATION

          e.Deal.Net, Inc. ("the Company") was incorporated on November 6, 1998 under the laws of the State of Nevada. The Company's activities have been devoted primarily to positioning itself to take advantage of opportunities available in the Internet business. The Company intends to develop an Internet based automobile and heavy transportation equipment auction site in local markets throughout North America and to grow through internal development, strategic alliances and acquisitions of existing businesses.

          USE OF ESTIMATES

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

          INCOME TAXES

          The Company utilizes Statement of Financial Standards SFAS No. 109, "Accounting for Income Taxes", which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation

NOTE 1 - NATURE OF ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT'D)

          Allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The accompanying financial statements have no provisions for deferred tax assets or liabilities because the deferred tax allowance offsets the deferred tax asset in its entirety.NET LOSS PER SHAREThe Company has adopted SFAS No. 128 "Earnings Per Share". Basic loss per share is computed by dividing the loss available to common shareholders by the weighted-average number of common shares outstanding. Diluted loss per share is computed in a manner similar to the basic loss per share, except that the weighted-average number of shares outstanding is increased to include all common shares, including those with the potential to be issued by virtue of warrants, options, convertible debt and other such convertible instruments. Diluted earnings per share contemplates a complete conversion to common shares of all convertible instruments, only if they are dilutive in nature with regards to earnings per share. Since the Company has incurred net losses for all periods, and since there are no convertible instruments, basic loss per share and diluted loss per share are the same.

NOTE 2 -  RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

          In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income". This statement requires companies to classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. SFAS No. 130 is effective for financial statements issued for fiscal years beginning after December 15, 1997. Management believes that SFAS No. 130 has no material effect on the Company's financial statements.

                                e.DEAL.NET, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS
                                 MARCH 31, 2000


NOTE 2 -  RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS (CONT'D)

          In June 1997, FASB issued SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information". This statement establishes additional standards for segment reporting in financial statements and is effective for financial statements issued for fiscal years beginning after December 15, 1997. Management believes that SFAS No. 131 does not have a material effect on the Company's financial statements.

          In April, 1998, the American Institute of Certified Public Accountants issued Statement of Position No. 98-5, "Reporting for Costs of Start-Up Activities", ("SOP 98-5"). The Company is required to expense all start-up costs related to new operations as incurred. In addition, all start-up costs that were capitalized in the past must be written off when SOP 98-5 is adopted. The Company's adoption did not have a material impact on the Company's financial position or results of operations.

          SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", is effective for financial statements issued for fiscal years beginning after June 15, 1999. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. Management does not believe that SFAS No. 133 will have a material effect on its financial position or results of operations.

          SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by Mortgage Banking Enterprises", is effective for financial statements issued in the first fiscal quarter beginning after December 15, 1998. This statement is not applicable to the Company.

          SFAS No. 135, "Rescission of FASB Statement No. 75 and Technical Corrections", is effective for financial statements issued for fiscal years beginning February 1999. This statement is not applicable to the Company.

                                e.DEAL.NET, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS
                                 MARCH 31, 2000


NOTE 3 -  DEVELOPMENT STAGE OPERATIONS AND GOING CONCERN MATTERS

          The Company's initial activities have been devoted to developing a business plan, negotiating contracts and raising capital for future operations and administrative functions.

          The ability of the Company to achieve its business objectives is contingent upon its success in raising additional capital until such time as adequate revenues are realized from operations.

          The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements, development stage losses from November 6, 1998 (inception) to March 31, 2000 amounted to $23,655. The Company's cash flow requirements during this period have been met by contributions of capital. No assurance can be given that these sources of financing will continue to be available. If the Company is unable to generate profits, or unable to obtain additional funds for its working capital needs, it may have to cease operations.

          The financial statements do not include any adjustments relating to the recoverability and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to retain additional paid-in capital, and to ultimately attain profitability.

NOTE 4 -  DEFERRED INCOME TAXES

          The Company has a carry forward loss for income tax purposes of $23,655 that may be offset against future taxable income. The carry forward loss begins to expire in the year 2019. Due to the uncertainty regarding future operations, management has elected not to recognize any future income tax benefits that may arise from the utilization of the carry forward.

                                e.DEAL.NET, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS
                                 MARCH 31, 2000


NOTE 4 -  DEFERRED INCOME TAXES (CONT'D)
                                                    3/31/00        3/31/99
                                                  ----------      ---------
          Deferred tax assets arising
           from net operating losses               $  4,669        $ 1,121
          Less valuation allowance                   (4,669)        (1,121)
                                                  ----------      ---------
          Net Deferred Tax Assets                  $      0            $ 0
                                                  ==========      =========

NOTE 5 -  ACCRUED EXPENSES

          Accrued expenses at March 31, 2000 are as follows:

                                                    3/31/00        3/31/99
                                                 -----------     ----------
          Accrued audit and accounting fees        $  5,393        $ 2,500
          Accrued professional fees                   1,000               0
          Accrued management fees                     8,000              0
                                                 -----------     ----------
          Total Accrued Expenses                   $ 14,393        $ 2,500
                                                 ===========     ==========

NOTE 6 -  STOCKHOLDERS' EQUITY

          The Company has issued a total of 5,000,000 common shares to Mr. Herdev S. Rayat (President). Mr. Rayat is deemed to be a founder of the Company. The shares are restricted as to their sale ability and were issued in exchange for management services rendered that were valued at $5,000.

          During fiscal year ended March 31, 1999, the Company issued 340,000 common shares to unrelated parties. These shares were issued under a private offering pursuant to Regulation D, Rule 504, promulgated under the Securities Act of 1933. Common shares were offered to non-accredited investors for cash consideration of 25 cents per share. 340,000 shares were issued to 139 unaffiliated shareholders. That offering is now closed.

NOTE 7 -  RELATED PARTY TRANSACTIONS

          MANAGEMENT AGREEMENT

          During the fiscal year 2000, the Company accrued $8,000 in management fees to Mr. Herdev Rayat, a related party, under a management agreement. The agreement between Mr. Rayat and the Company calls for Mr. Rayat to provide management and consulting services. No payments have been made to Mr. Rayat as of the balance sheet date.

                                e.DEAL.NET, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                                  BALANCE SHEET

                                     ASSETS

                                                                      (UNAUDITED)      (AUDITED)
                                                                      DECEMBER 31,     MARCH 31,
                                                                         2000              2000
                                                                      -----------      ----------
CURRENT ASSETS:
Cash                                                                   $ 43,328         $ 80,738
Prepaid expenses                                                          2,944                0
                                                                       --------         --------
Total Current Assets                                                     46,272           80,738
                                                                       --------         --------
PROPERTY AND EQUIPMENT
Property and equipment net of,
accumulated depreciation of $410 and $0                                   2,876                0
                                                                       --------         --------
TOTAL ASSETS                                                           $ 49,148         $ 80,738
                                                                       --------         --------

                           LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable                                                       $ 17,588         $      0
Accrued expenses                                                         41,093           14,393
                                                                       --------         --------
Total Current Liabilities                                                58,681           14,393
                                                                       --------         --------
STOCKHOLDERS' EQUITY:
Preferred stock $0.01 par value
1,000,000 shares authorized,
0 shares issued and outstanding                                               0                0
Common stock, $0.001 par value,
100,000,000 shares authorized,
5,340,000 shares issued and
outstanding                                                               5,340            5,340
Additional paid-in capital                                               84,660           84,660
Deficit accumulated during the development stage                        (99,533)         (23,655)
                                                                       --------         --------
Total Stockholders' Equity                                               (9,533)          66,345
                                                                       --------         --------
TOTAL LIABILITIES AND STOCKHOLDERS EQUITY:                             $ 49,148         $ 80,738
                                                                       --------         --------

                                e.DEAL.NET, INC.

                          (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS

                                        (UNAUDITED)         (UNAUDITED)         (UNAUDITED)
                                        FOR THE SIX         FOR THE SIX        FOR THE PERIOD
                                        MONTHS ENDED        MONTHS ENDED      NOVEMBER 6, 1998
                                        DECEMBER 31,        DECEMBER 31,       (INCEPTION) TO
                                            2000                1999         DECEMBER 31, 2000
                                        ------------        ------------     -----------------

     DEVELOPMENT STAGE REVENUES         $         0         $         0         $         0
                                        -----------         -----------         -----------


     DEVELOPMENT STAGE EXPENSES:

     Amortization                                 0                  78                 779
     Bank charges                               197                 146                 389
     Depreciation                               410                   0                 410
     Equipment rental                           204                   0                 204
     Insurance                                  387                   0                 387
     License and taxes                          216                 323                 539
     Management fees                         24,000               1,418              38,418
     Office expenses                             54                  51                 105
     Postage and delivery                       367                   0                 367
     Professional fees                       25,648               2,763              36,861
     Rent                                     2,682                   0               2,682
     Salaries                                19,563                   0              19,563
     Telephone                                  966                   0                 966
     Travel                                   3,637                 198               3,835
                                        -----------         -----------         -----------

     Total Development
      Stage Expenses                        (78,331)             (4,977)           (105,505)
                                        -----------         -----------         -----------


     OTHER INCOME:

     Interest Income                          2,453               2,490               5,972
                                        -----------         -----------         -----------


     NET (LOSS)                         $   (75,878)        $    (2,487)        $   (99,533)
                                        -----------         -----------         -----------

     LOSS PER SHARE:

     Basic                              $     (0.01)        $     (0.00)        $     (0.02)
                                        -----------         -----------         -----------

     Diluted                                    N/A                 N/A                 N/A
                                        -----------         -----------         -----------

     Weighted-average of common
     shares outstanding                   5,340,000           5,340,000           5,340,000
                                        -----------         -----------         -----------


The accompanying notes are an integral part of these financial statements

                          (A DEVELOPMENT STAGE COMPANY)

                  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

         FOR THE PERIOD NOVEMBER 6, 1998 (INCEPTION) TO MARCH 31, 1999,

                      FOR THE YEAR ENDED MARCH 31, 2000 AND

   FOR THE CUMULATIVE PERIOD NOVEMBER 6, 1998 (INCEPTION) TO DECEMBER 31, 2000


                                                                                                        DEFICIT
                                                                                                      ACCUMULATED
                                                                    COMMON STOCK         ADDITIONAL    DURING THE
                                                                ---------------------      PAID-IN    DEVELOPMENT
                                                                 SHARES        AMOUNT      CAPITAL       STAGE           TOTAL
                                                                ---------      ------    ----------   -----------      --------

     Balance, November_6,_1998
     (inception)                                                        0      $    0      $     0      $      0       $      0

     Restricted common stock issued at_$0.0001_per share
     to related party for management services (see note_7)      5,000,000       5,000            0             0          5,000

     Proceeds from sale of common stock
     at_$0.25_per share (see note_6)                              340,000         340       84,660             0         85,000

     Net (Loss) for the
     period November_6,_1998 (inception)
     to March_31,_1999                                                  0           0            0        (7,470)        (7,470)
                                                                ---------      ------      -------      --------       --------

     Balance, March_31,_1999                                    5,340,000       5,340       84,660        (7,470)        82,530

     Net (Loss) for the year
     ended March_31,_2000                                               0           0            0       (16,185)       (16,185)
                                                                ---------      ------      -------      --------       --------

     Balance, March_31,_2000                                    5,340,000       5,340       84,660       (23,655)        66,345

     Net (Loss) for the period
     ended December_31,_2000                                            0           0            0       (75,878)       (75,878)
                                                                ---------      ------      -------      --------       --------


     Balance, December_30,_2000                                 5,340,000      $5,340      $84,660      $(99,533)      $ (9,533)

The accompanying notes are an integral part of these financial statements.

                                e.DEAL.NET, INC.

                          (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS

                           INCREASE (DECREASE) IN CASH


                                                                     (UNAUDITED)       (UNAUDITED)
                                                    (UNAUDITED)      FOR THE NINE     FOR THE PERIOD
                                                    FOR THE SIX      MONTHS ENDED   NOVEMBER 6, 1998
                                                    MONTHS ENDED     DECEMBER 31,     (INCEPTION) TO
                                                        2000             1999       DECEMBER 31, 2000
                                                    ------------     ------------   -----------------

                                                      $      0         $      0         $      0
                                                      --------         --------         --------

     OPERATING ACTIVITIES:
     Net Loss                                          (75,878)          (2,487)         (99,533)

     Adjustments to reconcile net loss
     to net cash used by operations:

     Amortization                                            0                0              779
     Depreciation                                          410                0              410
     Common stock issued for
     management services                                     0                0            5,000
     (Increase) Decrease in pre-paid expenses           (2,944)               0           (2,944)
     (Increase) Decrease in organization costs               0               78             (779)
     (Increase) Decrease in other receivable                 0                0                0
     Increase (Decrease) in accounts payable            17,588                0           17,588
     Increase (Decrease) in accrued expenses            26,700           (3,179)          41,093
                                                      --------         --------         --------

     Net Cash Used by
     Operating Activities                              (34,124)          (5,588)         (38,386)
                                                      --------         --------         --------

     INVESTING ACTIVITIES:

     Purchase of property and equipment                 (3,286)               0           (3,286)
                                                      --------         --------         --------

     Net Cash Used for
     Investing Activities                               (3,286)               0           (3,286)
                                                      --------         --------         --------

     FINANCING ACTIVITIES:

     Proceeds from the issuance of
     common stock                                            0                0           85,000
                                                      --------         --------         --------

     Net Cash Provided by
     Financing Activities                                    0                0           85,000
                                                      --------         --------         --------


     NET INCREASE (DECREASE) IN CASH                   (37,410)          (5,588)           3,328



     CASH, BEGINNING OF PERIOD                          80,738           85,095                0
                                                      --------         --------         --------

     CASH, ENDING OF PERIOD                           $ 43,328         $ 79,507         $ 43,328
                                                      --------         --------         --------


The accompanying notes are an integral part of these financial statements.

                                e.DEAL.NET, INC.

                          (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS

                           INCREASE (DECREASE) IN CASH

           FOR THE PERIOD ENDED DECEMBER 31, 2000 AND 1999 AND FOR THE

       CUMULATIVE PERIOD NOVEMBER 6, 1998 (INCEPTION) TO DECEMBER 31, 2000


SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

During the period ended December 31, 2000 and for the cumulative period November 6, 1998 (inception) to December 31, 2000 the Company did not pay any interest or income taxes.


SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES

The Company entered into the following non-cash transactions:

During the period from November 6, 1998 (inception) thru March 31, 1999 the Company issued 5,000,000 restricted shares of common stock to Mr. Herdev S. Rayat (President) in consideration for management services. This transaction was valued at $5,000 (see note 7).

                                e.DEAL.NET, INC.

                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 2000


NOTE 1 -  NATURE OF ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          ORGANIZATION

          e.Deal.Net, Inc. ("e.Deal") was incorporated on November 6, 1998 under the laws of the State of Nevada. e.Deal's activities have been devoted primarily to positioning itself to take advantage of opportunities available in the Internet business. e.Deal intends to develop an Internet based automobile and heavy transportation equipment auction site in local markets throughout North America and to grow through internal development, strategic alliances and acquisitions of existing businesses.

          USE OF ESTIMATES

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

          CASH AND CASH EQUIVALENTS

          For purposes of reporting cash flows, e.Deal considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

          PROPERTY AND EQUIPMENT

          Property and equipment are recorded at cost. Minor additions and renewals are expensed in the year incurred. Major additions and renewals are capitalized and depreciated over their estimated useful lives. Depreciation is calculated using the straight-line method. Total depreciation for the nine months ended December 31, 2000 was $410.

          FAIR VALUE OF FINANCIAL INSTRUMENTS

          SFAS No. 107 "Disclosures about Fair Value of Financial Instruments" requires the disclosure of the fair value of financial instruments. e.Deal's financial instruments, including cash equivalents, accounts payable, accrued professional fees and shareholder loans are carried at cost, which approximates their fair value because of their short-term maturity.

NOTE 1 - NATURE OF ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT'D)

          INCOME TAXESe.Deal utilizes Statement of Financial Standards SFAS No. 109, "Accounting for Income Taxes", which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The accompanying financial statements have no provisions for deferred tax assets or liabilities because the deferred tax allowance offsets the deferred tax asset in its entirety.

          NET LOSS PER SHAREe.Deal has adopted SFAS No. 128 "Earnings Per Share". Basic loss per share is computed by dividing the loss available to common shareholders by the weighted-average number of common shares outstanding. Diluted loss per share is computed in a manner similar to the basic loss per share, except that the weighted-average number of shares outstanding is increased to include all common shares, including those with the potential to be issued by virtue of warrants, options, convertible debt and other such convertible instruments. Diluted earnings per share contemplates a complete conversion to common shares of all convertible instruments, only if they are dilutive in nature with regards to earnings per share. Since e.Deal has incurred net losses for all periods, and since there are no convertible instruments, basic loss per share and diluted loss per share are the same.

NOTE 2 - RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

          In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income". This SFAS requires companies to classify items of other comprehensive income by their nature in financial statements and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. SFAS No. 130 is effective for financial statements issued for fiscal years beginning after December 15, 1997. Management believes that SFAS No. 130 does not affect e.Deal's financial statements.

          In June 1997, the FASB issued SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information". This SFAS established additional standards for segment reporting in financial statements and is effective for financial statements issued for fiscal years beginning after December 15, 1997. Management believes that SFAS No. 131 does not affect e.Deal's financial statements.

          In April 1998, the American Institute of Certified Public Accountants issued Statement of Position No. 98-5, "Reporting for Costs of Start-Up Activities" ("SOP 98-5"). Pursuant to this statement, e.Deal is required to expense all start-up costs related to new operations. Accordingly, e.Deal has expensed startup and the remaining organizational cost of $714 for the year ended March 31, 2000.

          SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", is effective for financial statements issued for fiscal years beginning after June 15, 1999. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. Management believes that SFAS No. 133 does not affect e.Deal's financial statements.

          On December 3, 1999 the Securities and Exchange Commission ("SEC") staff issued Staff Accounting Bulletin No. 101 (SAB 101) "Revenue Recognition in Financial Statements" which reflects the basic principles of revenue recognition in existing generally accepted accounting principles. SAB 101 discusses such revenue recognition issues as (1) Transfer of Title, (2) Substantial Performance and Acceptance, (3) Nonrefundable Payments, (4) Accounting for Certain Costs of Revenues, (5) Refundable Fees for Services, (6) Estimates and Change in Estimates, (7) Fixed or Determinable Fees and, (8) Implementing the Guidance on SAB 101. Because e.Deal has not realized any revenues and is in the development stage, management does not believe that SAB 101 has a material affect on the financial statements.

          In January 2000, the Emerging Issues Task Force issued EITF 99-17 "Accounting for Advertising Barter Transactions" establishes accounting and reporting requirements for such transactions. Generally, the Task Force reached a consensus that revenue and expenses from an advertising barter transaction should be recognized at fair value of the advertising surrendered. Management does not believe that EITF 99-17 has a material affect on the financial statements.

          On March 16, 2000 the Emerging Issues Task Force issued EITF 99-19 "Recording Revenue as a Principal versus Net as an Agent" which addresses the issue of how and when revenues should be recognized on a Gross or Net method as the title implies. How revenues are recognized have become increasingly important because some investors may value companies that primarily sell products on the Internet based on a multiple of revenues rather than a multiple of gross profits or earnings. The emerging Issues Task Force has not reached a consensus but sites SEC Staff Accounting Bulletin 101.

          The SEC considers the following factors:

          1.   Does the Company act as a principal in the transaction?

          2.   Does the Company take title to the product?

          3.   Does the Company assume the risk of ownership?

          4.   Does the Company act as an agent or a broker?

          Management anticipates generating revenues by entering into strategic partnerships and/or acquisitions of other electronic shopping sites, developing and selling there own products and licensing agreements of various types, click through fees, revenue sharing, advertising sales and auction fees. Since e.Deal has not generated any revenues to date, management will evaluate its revenue sources when realized and apply SAB 101 and EITF 99-19 accordingly.

          On March 16, 2000 the Emerging Issues Task Force issued EITF 00-2 "Accounting for Web Site Development Costs" which establishes accounting and reporting requirements for website development costs including those costs associated with planning, developing and operating a website. Generally, costs associated with planning and operating a website should be expensed while those costs associated in developing should be capitalized. Management believes that it should expense its website development costs due to the development stage status of e.Deal and the uncertainty surrounding future benefits it may or may not derive from these costs.

          In March 2000, the FASB issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation, Interpretation of APB Opinion No. 25". Interpretation No. 44 clarifies the application of Accounting Principle Board Opinion No. 25 to certain issues including: (1) the definition of employee for purposes of applying APB No. 25, (2) the criteria for determining whether a plan qualifies as a non-compensatory plan, (3) the accounting consequences of various modifications to the terms of a previously fixed stock option or award, and (4) the accounting for an exchange of stock compensation awards in business combinations. Management adopted the application of the fair value method under FASB Statement 123 and, therefore, this Interpretation does not have a material affect on the financial statements.

          On July 20, 2000 the Emerging Issues Task Force issued EITF 00-14 "Accounting For Certain Sales Incentives" which establishes accounting and reporting requirements for sales incentives such as discounts, coupons, rebates and free products or services. Generally, reductions in or refunds of a selling price should be classified as a reduction in revenue. For SEC registrants the implementation date is the beginning of the fourth quarter after the registrant's fiscal year end December 15, 1999. Management does not believe that EITF 00-14 will have a material affect on the financial statements.

NOTE 3 -  DEVELOPMENT STAGE OPERATIONS AND GOING CONCERN MATTERS

          e.Deal's initial activities have been devoted to developing a business plan, negotiating contracts and raising capital for future operations and administrative functions. The ability of e.Deal to achieve its business objectives is contingent upon its success in raising additional capital until such time as adequate revenues are realized from operations.The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements, development stage losses from November 6, 1998 (inception) to December 31, 2000 amounted to $99,533. e.Deal's cash flow requirements during this period have been met by contributions of capital. No assurance can be given that these sources of financing will continue to be available. If e.Deal is unable to generate profits, or unable to obtain additional funds for its working capital needs, it may have to cease operations. e.Deal intends to meet its long-term liquidity needs through available cash as well as through additional financing from outside sources. Management believes that the existing working capital in combination with additional paid-in capital will be sufficient to fund operations at least through April 1, 2001. The financial statements do not include any adjustments relating to the recoverability and classification of liabilities that might be necessary should e.Deal be unable to continue as a going concern. e.Deal's continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to retain additional paid-in capital, and to ultimately attain profitability.

NOTE 4 -  PROPERTY AND EQUIPMENT

          Property and equipment are depreciated over a useful life of five years. Depreciation consisted of the following as of December 31, 2000 and March 31, 2000:

                                             12/31/00        3/31/00
                                             --------        -------

     Computer equipment                      $ 3,286         $     0
        Less accumulated depreciation
                                                (410)              0
                                             -------         -------

        Net Property and Equipment           $ 2,876         $     0
                                             =======         =======

     Depreciation Expense                    $   410         $     0
                                             =======         =======

NOTE 5 -  DEFERRED INCOME TAXES

          e.Deal has a carry-forward loss for income tax purposes of $99,533 that may be offset against future taxable income. The carry-forward loss expires at various times through the year 2019. Due to the uncertainty regarding the success of future operations, management has valued the deferred tax asset allowance at 100% of the related deferred tax asset. The deferred tax assets, liabilities and valuation allowances as of December 31, 2000 and March 31, 2000 consists of the following:

                                        12/31/00         03/31/00
                                        --------         --------

     Deferred tax assets arising
       from net operating losses        $ 19,907         $  4,669
     Less:  Valuation allowance          (19,907)          (4,669)

     Net deferred liabilities                  0                0
                                        --------         --------

     Net Deferred Tax Asset             $      0         $      0
                                        ========         ========


          At December 31, 2000 and March 31, 2000 a valuation allowance was provided as realization of the deferred tax benefit is not more likely than not.

          The effective tax rate varies from the U.S. Federal statutory tax rate for both the periods ended December 31, 2000 and March 31, 2000 principally due to the following:

                                    12/31/00   03/31/00
                                    --------   --------

     U.S. statutory tax rate           15%        15%
     State and local taxes              4          4
     Less:  Valuation allowance        19         19
                                      ---        ---

     Effective rate                     0%         0%
                                      ===        ===

NOTE 6 -  STOCKHOLDERS' EQUITY

          e.Deal has issued a total of 5,000,000 common shares to Mr. Herdev S. Rayat (President). Mr. Rayat is deemed to be a founder of e.Deal. The shares are restricted as to their salability and were issued in exchange for management services that were valued at $5,000 and are subject to Rule 144 of the SEC Act 1933 as amended. These shares were issued for services which included the writing and development of e.Deal's business plan, the development of corporate and operating strategies and creative input into e.Deals' website.

          During fiscal year ended March 31, 1999, e.Deal issued 340,000 common shares to unrelated parties. These shares were issued under a private offering pursuant to Regulation D, Rule 504, promulgated under the Securities Act of 1933. Common shares were offered to non-accredited investors for cash consideration of 25 cents per share. 340,000 shares were issued to 139 unaffiliated shareholders. That offering is now closed.

NOTE 7 -  RELATED PARTY TRANSACTIONS

          MANAGEMENT AGREEMENT

          On January 2000, e.Deal entered into an agreement with Mr. Rayat to provide management and consulting services. The term of the agreement is one year, automatically renewable for a period of one year for each consecutive year thereafter, unless prior notice is given by either e.Deal or Mr. Herdev Rayat 90 days prior to the expiration of the contract term. e.Deal has accrued $8,000 for the year ending March 31, 2000 and $24,000 for the period ending December 30, 2000. No payments have been made to Mr. Rayat as of the balance sheet date.

NOTE 8 -  SUBSEQUENT EVENTS

          OPERATING LEASE

          e.Deal agreed to operate its facilities under an operating lease agreement with a related party commencing on November 1, 2000. The monthly rent is due on the first of each month in the amount of $2,686 and expires on March 31, 2002. Future minimum lease payments are as follows:

                               March_31,_2001        $13,430
                               March_31,_2002         32,232

          Total future minimum lease payments        $45,662
                                                     =======

          Prior to November 1, 2000, e.Deal had been relatively inactive, did not require and was not occupying any office space. Because of recent developments, including the hiring of employees and the completion of their business plan, management has now agreed to commit itself to a lease agreement.

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24.  Indemnification of Officers and Directors.

Our Bylaws provide that we may indemnify any director, officer, agent or employee against all expenses and liabilities, including counsel fees, reasonably incurred by or imposed upon them in connection with any proceeding to which they may become involved by reason of their being or having been a director, officer, employee or agent of our Company. Moreover, our Bylaws provide that we shall have the right to purchase and maintain insurance on behalf of any such persons whether or not we would have the power to indemnify such person against the liability insured against. Insofar as indemnification for liabilities arising under the Securities Act, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM  25.  Other Expenses of Issuance and Distribution.

     The following table sets forth an itemization of various expenses, all of which we will pay, in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates, except the Securities and Exchange Commission registration fee.

     Securities  and  Exchange  Commission  Registration  Fee   $      396.00
     Accounting  Fees  and  Expenses                                 5,000.00
     Transfer Agents Fees                                            1,500.00
     Printing Costs                                                  1,500.00
     Filing Related Fees                                             3,000.00
     Legal  Fees  and  Expenses                                     30,000.00
     Miscellaneous Fees                                                604.00
                                                                -------------
     TOTAL                                                      $   42,000.00


ITEM  26.  Recent Sales of Unregistered Securities.

     Set forth in chronological order is information regarding shares of common stock issued from November 6, 1998 to the date of this prospectus. Also included is the consideration, if any, received by us for such Units and information relating to the section of the Securities Act of 1933 (the "Securities Act"), or rule of the Securities and Exchange Commission under which exemption from registration was claimed.

     (a) In January 1999, 5,000,000 shares were issued to Herdev S. Rayat, our president, for services valued at $5,000 or $.001 per share. We believe this issuance to have been exempt from the registration requirements of the Securities Act by virtue of Section 4(2).

     (b) In March 1999, 340,000 shares were issued to 138 individuals at a price of $.25 per share or an aggregate of $84,500. We believe this issuance was exempt from the registration requirements of the Securities Act by virtue of Rule 504 of Regulation D thereunder. Form D was filed on February 12, 1999.

ITEM  27.  Exhibits and Financial Statement Schedules.

(A)  EXHIBITS

The following Exhibits are either attached hereto, incorporated herein by reference or will be filed by amendment:


EXHIBIT   DESCRIPTION OF EXHIBIT AND FILING REFERENCE
NUMBER

3.1(a)    Articles of Incorporation

3.1(b)    Certificate of Amendment to the Articles of Incorporation

3.2       Bylaws


5.1 Opinion of Sierchio & Company, LLP regarding the legality of the securities being registered

10.1      Management Agreement dated as of January 1, 2000

10.2      Terms of Engagement between Herdev S. Rayat and e.Deal.net, Inc.


23.1      Consent of  Sierchio & Company, LLP (included in Exhibit 5.1)

23.2      Consent of Berenfeld, Spritzer, Shecter & Sheer

27.1      Financial Data Schedule

(B)  FINANCIAL STATEMENT SCHEDULES

     Financial Statement Schedules omitted because the information is included in the Financial Statements and Notes thereto.

ITEM 28.  Undertakings.

     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (b) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (230.424(b) of this Chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement.

          Provided, however, that paragraphs (b)(1)(i) and (b)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post- effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

     (c) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that at that time shall be deemed to be the initial bona fide offering thereof.

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this amendment no. 1 to the registration statement to be signed on its behalf by the undersigned, in the City of Vancouver, British Columbia, Canada, on the 28th day of February, 2001.

e.Deal.net, Inc.



By: /s/ Herdev S. Rayat
    ------------------------------
    Herdev S. Rayat,
    President, Chief Executive and
    Financial Officer and Director

                                  EXHIBIT INDEX


The following Exhibits are either attached hereto or incorporated herein by reference:

EXHIBIT           DESCRIPTION OF EXHIBIT AND FILING REFERENCE
NUMBER                                                                      Page

3.1(a)    Articles of Incorporation*

3.2       Bylaws*

4.0       Form of Warrant


5.1       Opinion of Sierchio & Company, LLP,
          regarding the legality of the securities being registered

10.1      Management Agreement dated as of January 1, 2000

10.2      Terms of Engagement between Herdev S. Rayat and e.Deal.net, Inc.


23.1      Consent of Sierchio & Company, LLP
          (included in Exhibit 5.1)

23.2      Consent of Berenfeld, Spritzer, Shechter & Sheer, CPAs

27.1      Financial Data Schedule*

*    Previously filed.